Exhibit 99.1

Cal Redwood Acquisition Corp. Announces the Separate Trading of Its
Class A Ordinary Shares and Rights, Commencing on June 23, 2025

Menlo Park, CA, June 16, 2025 – Cal Redwood Acquisition Corp. (Nasdaq: CRAQU) (the “Company”) today announced that, commencing on June 23, 2025, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and rights (the “Rights”) included in the Units.

The Ordinary Shares and Rights received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “CRA” and “CRAQR”, respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “CRAQU”. Holders of Units will need to have their brokers contact Lucky Lucko, Inc. d/b/a Efficiency, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Rights.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but expects to focus its efforts on businesses in the technology, media and telecommunications (TMT) sector as well as sectors that are being transformed via technology disruption, where the Company believes its management team’s operational and investment expertise will provide it with a competitive advantage.

The Units were initially offered by the Company in an underwritten offering. Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as lead book-running manager, and Seaport Global Securities acted as joint book runner. Copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 22, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC, which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Raymond Dong
Cal Redwood Acquisition Corp.
Email: raymond@bowcapital.com